Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION
OF
ADTALEM GLOBAL EDUCATION INC.
Adtalem Global Education Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:
1. The Corporation was formed as a Delaware corporation named DeVry Inc. pursuant to the Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on August 3, 1987 and Amended and Restated on August 7, 1987 and December 8, 1987.
2. A Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 11, 1991 and corrected on June 18, 1991 and June 21, 1991 and amended on February 9, 1995, November 19, 1996, November 7, 2007, November 7, 2012, November 6, 2013 and May 23, 2017 (as amended, the “Restated Certificate of Incorporation”).
3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted in accordance therewith, and only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Restated Certificate of Incorporation as heretofore amended and the provisions of this Restated Certificate of Incorporation.
4. The text of the Restated Certificate of Incorporation, as heretofore amended or supplemented is restated to read in its entirety as follows:

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FIRST: The name of the Corporation is Adtalem Global Education Inc. (hereinafter the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the corporation is:
1.
To establish degree-granting educational institutions in which individuals may be taught such branches of useful, practical and/or general knowledge as shall prepare them for a career, a profession, or occupations requiring knowledge in the arts and sciences, as well as further study and educational activities.

To impart instruction, conduct examinations, and confer academic degrees in branches of engineering technology, business operations, telecommunications, information systems, and other branches of human knowledge. To prepare, manufacture, sell and generally deal in books, lesson and examination papers, drawings, instruments, tools and school supplies of every class and description; and
2.	To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “GCL”).

FOURTH: The total number of shares which the Corporation shall have authority to issue is Two Hundred million (200,000,000), consisting of Two Hundred million (200,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”).
SECTION I.
Common Stock
A. A statement of the designations, powers, preferences, rights, qualifications, limitations and restriction in respect of the shares of Common Stock is as follows:
(1) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends. No dividends shall be declared or paid in shares of Common Stock, or options, warrants, or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends payable ratably according to the number of shares of Common Stock held by them, in shares of, or securities convertible into or exchangeable for, Common Stock to holders of that class of stock.
(2) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.
(3) Voting Rights. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him.
FIFTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of all of the shares of stock of the Corporation outstanding and entitled to vote on any matter, question or proposal brought before such meeting shall decide such question, unless the question is one upon which, by express provision of law, this Certificate of Incorporation or the By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.
SIXTH: The Corporation is to have perpetual existence.
SEVENTH: The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than 3 nor more than thirteen. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1991 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1992, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director or any class elected to fill a vacancy resulting from any increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, (1) at the 2013 annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a two-year term expiring at the 2015 annual meeting of stockholders; (2) at the 2014 annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders; and (3) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2015 annual meeting of stockholders, the Board of Directors will no longer be divided into classes under Section 141(d) of the General Corporation Law of Delaware. Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. From and after June 30, 1993, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.
From and after June 30, 1993, (x) until the 2015 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of Delaware, any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause and (y) from and after the 2015 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause by the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders.
Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof, shall be given to the Corporation in the manner provided in the By-laws.
EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
NINTH:
(1) Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
(2) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by any such holders.

(3) Except as otherwise required by law, from and after June 30, 1993, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, if one is elected or (iii) the President. Prior to June 30, 1993, special meetings of the stockholders may be called either by the persons referred to in clauses (i), (ii) and (iii), or by any person(s) holding 5% or more of the outstanding Common Stock. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law.
TENTH: (1) The Corporation shall, to the fullest extent permitted by Section 145 of the GCL, as the same may be amended and supplemented, indemnify any and all directors and officers whom it shall have power to indemnify under said Section and may, upon the act of the Board of Directors, indemnify all other persons whom it shall have power to indemnify under said Section, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified my be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as a director or officer who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of the director or officer, and may, upon such act of the Board of Directors, continue as to such other persons and inure to the benefit of the heirs, executors and administrators of such other persons.
(2) No director shall be personally liable to the Corporation or any of its stockholders for monetary damage for any breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ARTICLE TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modifications.
ELEVENTH: In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the long-term as well as short-term interests of the Corporation and its stockholders (including the possibility that these interests may be best served by the continued independence of the corporation), customers, employees, students, graduates, faculty and other constituencies of the Corporation and its subsidiaries, including the effect upon communities in which the Corporation and its subsidiaries do business.
TWELFTH: The Corporation reserves the right to repeal, alter or amend this Certificate of Incorporation in the manner now or hereafter prescribed by statute. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders.
THIRTEENTH: The Corporation has elected not to be governed by Section 203 of the GCL.
FOURTEENTH: The Certificate of Incorporation of the Corporation, as herein amended, shall constitute a restatement of, and shall supersede the Certificate of Incorporation of the Corporation, as previously amended.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on May 23, 2017.
ADTALEM GLOBAL EDUCATION INC.

By:	/s/ Lisa W. Wardell
Lisa W. Wardell
President and Chief Executive Officer